Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner / Kate Thompson / Lyle Weston 212-355-4449

Compass Diversified Announces Pricing of a Private Offering of

$300 Million of 5.000% Senior Unsecured Notes Due 2032

Westport, Conn., November 15, 2021 – Compass Diversified (NYSE: CODI) (“CODI”), a Delaware statutory trust and the sole owner of 100% of the trust interests in Compass Group Diversified Holdings, LLC (the “Company”), and the Company announced today that the Company has priced $300 million in aggregate principal amount of 5.000% senior unsecured notes due 2032 (the “Notes”) at an issue price of 100% in a previously announced private offering.

The Notes will be the Company’s senior unsecured obligations and will not be guaranteed by any of the Company’s subsidiaries.

The Company intends to use the net proceeds of the Notes offering to repay a portion of the outstanding balance under the Company’s existing revolving credit facility.

The offering is currently expected to close on November 17, 2021, subject to customary conditions.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. Persons under Regulation S under the Securities Act.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor will there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI and the Notes offering. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020, as supplemented by the risk factor discussion in the Form 10-Q filed by CODI with the SEC for the quarter ended September 30, 2021, and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.